Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE:	November 12, 2010

For more information:

Media Relations

MediaRelations@nortel.com

Nortel Reports Financial Results for the Third Quarter 2010

•

Through the creditor protection process, Nortel has sold substantially all of its businesses generating approximately $3.2 billion in net proceeds for the benefit of its creditors, and preserving 13,000 jobs for employees with the purchasers of the businesses

•	Cash position as of September 30, 2010 continues to reflect restructuring progress

•

Focus remains on maximizing value for stakeholders, including the provision of transition services to purchasers, assessing strategic alternatives to maximize value of Nortel’s extensive intellectual property portfolio, sale of remaining assets, wind down of global operations, ongoing cost reduction, and other significant restructuring matters

Financial Presentation and Q3 2010 Results

The presentation of our financial results continues to be significantly impacted by accounting conclusions resulting from developments in the creditor protection process. The third quarter loss of $649 million includes non-cash charges of approximately $490 million resulting from the remeasurement of the liabilities related to the Canadian defined benefit pension plans in conjunction with the transfer of the plans pursuant to the terms of the previously announced court-approved Settlement Agreement.

•	Cash balance as of September 30, 2010 was $1.7 billion, flat from June 30, 2010, plus restricted cash balance of $3.2 billion of primarily divestiture proceeds

•	Third quarter revenues of $85 million

TORONTO—Nortel* Networks Corporation [OTC: NRTLQ] announced its results for the third quarter 2010. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.

As of May 31, 2010, Nortel determined that it no longer had significant influence over the operating and financial policies of the EMEA Subsidiaries primarily due to the significance of the completed business divestitures. As a result, Nortel accounted for the EMEA Subsidiaries as an investment using the cost method as of June 1, 2010. Commencing June 1, 2010, the financial results of the EMEA Subsidiaries are no longer included in Nortel’s financial results. In the context of the Creditor Protection Proceedings, Nortel continues to evaluate the method of accounting for all of its subsidiaries.

As a result of the divestitures of: (1) the Code Division Multiple Access (CDMA)/LTE Access and Enterprise Solutions (ES) businesses in the fourth quarter of 2009; (2) the Optical Networking and Carrier Ethernet, and Global System for Mobile communications (GSM)/GSM for Railways (GSM-R) businesses in the first quarter of 2010; and (3) the Carrier VoIP and Application Solutions (CVAS) business and Nortel’s interest in the LGN joint venture in the second quarter of 2010, only the residual contracts related to those businesses were included in the respective reportable segments. The MEN reportable segment also continued to include the multiservice switching products and related services (MSS) business. As announced on September 25, 2010,

Nortel entered into asset sale agreements with Ericsson, the successful acquirer at auction, for the sale of the MSS business. Nortel and Ericsson are working toward a successful transition and closing of the transaction.

The ES and LGN businesses are presented as discontinued operations while the other residual businesses are presented as continuing operations. The discussion below relates to Results from Continuing Operations under U.S. GAAP and excludes the financial results of the EMEA Subsidiaries. As a result, the comparative segment information has been recast to reflect this change.

Financial Summary

Nortel’s overall financial performance in the third quarter of 2010 was impacted by the sale of substantially all of its businesses in prior quarters.

•	Revenues in the third quarter of $85 million, with declines year over year in all segments and in all regions.

•	Gross margin of negative 3.5 percent in the third quarter, a decrease of 49.6 percentage points from the year ago quarter.

•	SG&A expense in the third quarter of $108 million, a decrease of 23.4 percent from the year ago quarter.

•	R&D expense in the third quarter of $3 million, a decrease of 98.3 percent from the year ago quarter.

•	Cash balance as of September 30, 2010 was $1.7 billion, flat from June 30, 2010.

Segment Revenues

Segment revenues from continuing operations were $85 million in the third quarter of 2010 compared to $942 million for the third quarter of 2009, reflecting a reduction of 90.1% percent as a result of the business divestitures.

Segment Revenues B/(W)

	Q3 2010	YoY
Wireless Networks (WN)	$31	(95)%
Carrier VoIP and Application Solutions (CVAS)	4	(97)%
Metro Ethernet Networks (MEN)	48	(75)%
Other	2

Total Segment Revenues from Continuing Operations	$85	(90)%

Discontinued Operations	$0	(100)%

Discontinued operations revenues from ES in the third quarter of 2010 were nil, a decrease of 100 percent compared with the year ago quarter as a result of the divestiture of the ES, NGS and DiamondWare businesses in the fourth quarter of 2009.

Gross Margin

Gross margin declined to negative 3.5 percent of revenues in the third quarter of 2010 compared to 46.1 percent for the third quarter of 2009, primarily as a result of the business divestitures. Gross margin was also impacted by the ongoing costs related to delivery of the transition services agreements, the recovery of which is recorded in other operating income.

Operating Expenses

Operating Expenses B/(W)

	Q3 2010	YoY
SG&A	$108	23%
R&D	3	98%

Total Operating Expenses	$111	65%

A focus on reducing costs and the business divestitures resulted in lower operating expenses compared to the year ago quarter. Operating expenses were $111 million in the third quarter of 2010 compared to $314 million for the third quarter of 2009. Operating expenses were also impacted by a change in the methodology of allocating certain SG&A expenses related to corporate overhead costs to R&D expense and cost of revenues.

SG&A expense was $108 million in the third quarter of 2010, compared to $141 million for the third quarter of 2009. R&D expense was $3 million in the third quarter of 2010, compared to $173 million for the third quarter of 2009. These reductions were a result of the reasons described above.

Net Loss

The Company reported a net loss in the third quarter of 2010 of $649 million compared to a net loss of $508 million in the third quarter of 2009.

The net loss included reorganization costs of $529 million, interest expense of $77 million and other expense of $18 million, partially offset by other operating income of $94 million comprised primarily of billings under transition services agreements.

The $529 million in reorganization costs primarily related to a charge of $490 resulting from the remeasurement of liabilities related to Nortel’s Canadian defined pension plans triggered by the cessation of all future pension accruals immediately prior to the transfer of the plans to a replacement administrator appointed by the Office of the Superintendent of Financial Services pursuant to the terms of the previously announced court-approved Settlement Agreement regarding former Canadian employees. The remeasurement utilized wind-up basis assumptions resulting in a significant increase in the liabilities.

Reorganization costs also included asset impairments of $22 million and a loss of $25 million related to purchase price adjustments from business divestitures, partially offset by a recovery of $18 million related to the fair value of certain long-lived assets. Other expense of $18 million was comprised primarily of a currency exchange loss of $44 million partially offset by rental income of $21 million.

The net loss in the third quarter of 2009 of $508 million included a loss from discontinued operations of $157 million, $159 million equity in net loss of EMEA Subsidiaries, reorganization items of $224 million, and interest expense of $75 million, other expenses of $57 million, and other operating charges of $44 million.

Cash

The cash balance as of September 30, 2010 was $1.7 billion and restricted cash was $3.2 billion primarily related to the business divestiture proceeds, essentially flat from June 30, 2010. The slightly higher cash balance was primarily due to a net favorable foreign exchange impact of $12 million, cash from investing activities of $8 million and cash from operating activities of $7 million, partially offset by cash used in financing activities of $9 million primarily related to dividends paid by subsidiaries to non-controlling interests.

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

* * * * * *.

About Nortel

For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

About Nortel

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business and maximize the value of Nortel’s businesses; obtain required approvals and successfully consummate pending and future divestitures; ability to satisfy transition services agreement obligations in connection with divestiture of operations; successfully conclude ongoing discussions for the sale of Nortel’s other assets or businesses; develop, obtain required approvals for, and implement a court approved plan; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; generate cash from operations and maintain adequate cash on hand in each of its jurisdictions to fund operations within the jurisdiction during the Creditor Protection Proceedings; if necessary, arrange for sufficient debtor-in-possession or other financing; continue to have cash management arrangements and obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the French Administrator, the Israeli Administrators, the U.S. Creditors’ Committee, or other third parties; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against Nortel; maintain R&D investments; realize full or fair value for any assets or business that are divested; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; attract and retain customers or avoid reduction in, or delay or suspension of, customer orders as a result of the uncertainty caused by the Creditor Protection Proceedings; maintain market share, as competitors move to capitalize on customer concerns; operate Nortel’s business effectively under the new organizational structure, and in consultation with the Canadian Monitor, and the U.S. Creditors’ Committee and work effectively with the U.K. Administrators, French Administrator and Israeli Administrators in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees and attract new employees as may be needed; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain; maintain current relationships with reseller partners, joint venture partners and strategic alliance partners; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; reject, repudiate or terminate contracts; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including: the sustained economic downturn and volatile market conditions and resulting negative impact on Nortel’s business, results of operations and financial position and its ability to accurately forecast its results and cash position; cautious capital spending by customers as a result of factors including current economic uncertainties; fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including Nortel’s reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions; potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; significant competition, competitive pricing practices, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; potential higher operational and financial risks associated with Nortel’s international operations; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; changes in regulation of the Internet or other regulatory changes; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*	Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss third quarter 2010 results.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Operations (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenues:
Products	$72	$865	$478	$2,582
Services	13	77	114	223

	85	942	592	2,805

Cost of revenues
Products	81	484	452	1,476
Services	7	24	40	75

	88	508	492	1,551

Gross profit	(3)	434	100	1,254
	-3.5%	46.1%	16.9%	44.7%
Selling, general and administrative expense	108	141	409	494
Research and development expense	3	173	106	574

Management operating margin	(114)	120	(415)	186
	-134.1%	12.7%	-70.1%	6.6%
Amortization of intangible assets	—	(1)	—	(2)
Gain on sale of businesses and assets	—	15	3	(1)
Other operating expense (income)—net	(94)	44	(250)	41

Total operating expenses	17	372	268	1,106

Operating earnings (loss)	(20)	62	(168)	148
Other income (expense)—net	(18)	57	14	17
Interest expense
Long-term debt	(77)	(75)	(227)	(224)
Other	—	—	—	(1)

Earnings (loss) from operations before reorganization items, income taxes, equity in net earnings of associated companies and Equity Investees	(115)	44	(381)	(60)
Reorganization items—net	(529)	(224)	(1,420)	(290)

Earnings (loss) from operations before incomes taxes and equity in net earnings of associated companies and Equity Investees	(644)	(180)	(1,801)	(350)
Income tax benefit (expense)	4	(8)	37	(21)

Earnings (loss) from continuing operations before equity in net earnings of associated companies and Equity Investees	(640)	(188)	(1,764)	(371)
Equity in net earnings (loss) of associated companies—net of tax	—	(2)	(1)	(3)
Equity in net loss of Equity Investee (a)	—	(159)	(50)	(448)

Net loss from continuing operations	(640)	(349)	(1,815)	(822)
Net earnings (loss) from discontinued operations—net of tax (b)	(5)	(157)	28	(451)

Net loss	(645)	(506)	(1,787)	(1,273)
Income attributable to noncontrolling interests	(4)	(2)	(11)	(16)

Net loss attributable to Nortel Networks Corporation	$(649)	$(508)	$(1,798)	$(1,289)

Average shares outstanding (millions)—Basic	499	499	499	499
Average shares outstanding (millions)—Diluted	499	499	499	499
Basic and diluted earnings (loss) per common share—continuing operations	$(1.29)	$(0.70)	$(3.66)	$(1.68)
Basic and diluted earnings (loss) per common share—discontinued operations	$(0.01)	$(0.32)	$0.06	$(0.90)

Total basic and diluted earnings (loss) per common share	$(1.30)	$(1.02)	$(3.60)	$(2.58)

(a)	Nortel determined that, as of the Petition Date, the presentation of the Equity Investees under the equity method of accounting was more appropriate based on the conclusion that Nortel exercised significant influence over those entities. The equity method of accounting resulted in the financial position and results of operations of the Equity Investees being presented net on a single line on the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item. As of May 31, 2010, the Equity Investees are accounted for under the cost method of accounting.
(b)	The ES business as well as the shares of NGS and DiamondWare are presented as discontinued operations beginning with the quarter ended September 30, 2009. The LGN business is presented as discontinued operations beginning with the quarter ended June 30, 2010. Accordingly, comparative periods have been recast to give effect for the changes in presentation.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Balance Sheets (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	September 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$1,686	$1,998
Short-term investments	—	18
Restricted cash and cash equivalents	177	92
Accounts receivable—net	193	625
Inventories—net	29	183
Deferred income taxes—net	—	24
Other current assets	272	348
Assets held for sale	269	272
Assets of discontinued operations	18	148

Total current assets	2,644	3,708

Restricted cash	3,062	1,928
Investments	—	117
Plant and equipment—net	132	688
Goodwill	—	9
Intangible assets—net	—	51
Deferred income taxes—net	—	10
Other assets	112	177

Total assets	$5,950	$6,688

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Trade and other accounts payable	$155	$294
Payroll and benefit-related liabilities	85	128
Contractual liabilities	82	93
Restructuring liabilities	6	4
Other accrued liabilities	145	660
Liabilities held for sale	9	205
Liabilities of discontinued operations	29	53

Total current liabilities	511	1,437

Long-term liabilities
Long-term debt	—	41
Investment in net liabilities of Equity Investees	—	534
Deferred income taxes—net	—	7
Other liabilities	50	226

Total long-term liabilities	50	808

Liabilities subject to compromise	9,317	7,358
Liabilities subject to compromise of discontinued operations	117	129

Total liabilities	9,995	9,732

SHAREHOLDERS’ DEFICIT
Common shares, without par value—Authorized shares: unlimited;	35,604	35,604
Issued and outstanding shares: 498,206,366 as of September 30, 2010 and December 31, 2009 respectively
Additional paid-in capital	3,597	3,623
Accumulated deficit	(43,675)	(41,876)
Accumulated other comprehensive income	(189)	(1,124)

Total Nortel Networks Corporation shareholders’ deficit	(4,663)	(3,773)

Noncontrolling interest	618	729

Total shareholders’ deficit	(4,045)	(3,044)

Total liabilities and shareholders’ deficit	$5,950	$6,688

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended		Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Cash flows from (used in) operating activities
Net earnings (loss) attributable to Nortel Networks Corporation	$(649)	$(508)	$(1,798)	$(1,289)
Net (earnings) loss from discontinued operations—net of tax	5	157	$(28)	$451
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	15	38	51	139
Non-cash portion of cost reduction activities	—	10	—	18
Equity in net earnings of associated companies—net of tax	—	2	1	3
Equity in net (earnings) loss of Equity Investees	—	159	50	448
Share-based compensation expense	—	—	—	73
Deferred income taxes	—	1	(6)	8
Pension and other accruals	30	131	83	153
Loss on sales of business and impairment of assets—net	—	13	2	1
Income (loss) attributable to noncontrolling interests—net of tax	4	2	11	16
Reorganization items—non cash	481	203	1,279	265
Other—net	32	(272)	424	(479)
Change in operating assets and liabilities: Other	125	140	129	418

Net cash from (used in) operating activities of continuing operations	43	76	198	225
Net cash from (used in) operating activities of discontinued operations	(36)	48	(377)	(4)

Net cash from (used in) operating activities	7	124	(179)	221

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(1)	(7)	(8)	(26)
Proceeds on disposals of plant and equipment	—	—	—	87
Change in restricted cash and cash equivalents	(43)	(39)	(1,221)	(82)
Decrease in short-term and long-term investments	—	—	24	40
Acquisitions of investments and businesses—net of cash acquired	(1)	(1)	(3)	(1)
Proceeds from sales of investments and businesses and assets—net	17	—	987	6

Net cash from (used in) investing activities of continuing operations	(28)	(47)	(221)	24
Net cash from (used in) investing activities of discontinued operations	36	(3)	203	7

Net cash from (used in) investing activities	8	(50)	(18)	31

Cash flows from (used in) financing activities
Dividends paid, including paid by subsidiaries to noncontrolling interests	(8)	—	(19)	(6)
Decrease in notes payable	—	—	—	(41)
Repayment of capital leases	(1)	(2)	(4)	(7)

Net cash from (used in) financing activities of continuing operations	(9)	(2)	(23)	(54)
Net cash from (used in) financing activities of discontinued operations	—	—	(77)	(29)

Net cash from (used in) financing activities	(9)	(2)	(100)	(83)

Effect of foreign exchange rate changes on cash and cash equivalents	12	41	11	51
Reduction of cash and cash equivalents of deconsolidated subsidiaries	—	—	(26)	—

Net cash from (used in) continuing operations	18	68	(61)	246
Net cash from (used in) discontinued operations	—	45	(251)	(26)

Net increase (decrease) in cash and cash equivalents	18	113	(312)	220
Cash and cash equivalents at beginning of period	1,668	1,743	1,998	2,397
Less cash and cash equivalents of Equity Investees	—	—	—	(761)

Adjusted cash and cash equivalents at beginning of period	1,668	1,743	1,998	1,636

Cash and cash equivalents at end of period	1,686	1,856	1,686	1,856
Less cash and cash equivalents of discontinued operations at end of period	—	(346)	—	(346)

Cash and cash equivalents of continuing operations at end of period	$1,686	$1,510	$1,686	$1,510

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Consolidated Financial Information (unaudited)

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment. The financial information for our business segments does not include the results of the Equity Investees, which is consistent with the way we manage our business segments.

	Three months ended		Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Segment Revenues

Wireless Networks	$31	$601	$191	$1,781
Carrier VoIP and Application Systems	4	151	166	381
Metro Ethernet Networks	48	190	233	643

Total reportable segments	83	942	590	2,805
Other	2	—	2	—

Total segment revenues	85	942	592	2,805

Management Operating Margin
Wireless Networks	$16	$187	$83	$453
Carrier VoIP and Application Systems	(4)	14	(52)	(19)
Metro Ethernet Networks	5	(22)	(28)	(39)

Total reportable segments	17	179	3	395
Other	(131)	(59)	(418)	(209)

Total Management Operating Margin	(114)	120	(415)	186
	-134.12%	12.74%	-70.10%	6.63%
Amortization of intangible assets	—	(1)	—	(2)
Gain (loss) on sales of businesses and assets	—	15	3	(1)
Other operating expense (income)—net	(94)	44	(250)	41

Total operating loss	(20)	62	(168)	148
Other income (expense)—net	(18)	57	14	17
Interest expense	(77)	(75)	(227)	(225)
Reorganization items—net	(529)	(224)	(1,420)	(290)
Income tax benefit (expense)	4	(8)	37	(21)
Equity in net earnings (loss) of associated companies—net of tax	—	(2)	(1)	(3)
Equity in net earnings (loss) of Equity Investees	—	(159)	(50)	(448)

Net earnings (loss) attributable to Nortel Networks Corporation from continuing operations	$(640)	$(349)	$(1,815)	$(822)

Geographic revenues

The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended		Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenues

United States	$30	$730	$341	$1,972
EMEA (a)	1	2	3	4
Canada	1	82	45	238
Asia	51	74	155	393
CALA (b)	2	54	48	198

Total revenues	$85	$942	$592	$2,805

(a)	Europe, Middle East and Africa
(b)	Caribbean and Latin America

Network Solutions revenues

The following table summarizes our revenue by segment. The financial information for our business segments does not include the results of the Equity Investees, which is consistent with the way we manage our business segments.

	Three months ended		Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenues

Wireless Networks
CDMA solutions	$12	$441	$34	$1,348
GSM and UMTS solutions	19	160	157	433

	31	601	191	1,781
Carrier VoIP and Application Systems
Circuit and packet voice solutions	4	151	166	381

	4	151	166	381
Metro Ethernet Networks
Optical networking solutions	16	178	147	590
Data networking and security solutions	32	12	86	53

	48	190	233	643
Other	2	—	2	—

Total revenues	$85	$942	$592	$2,805